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                                                                    EXHIBIT 99.1

                              TRANSCISCO INDUSTRIES
                            RESUMES EQUITY ACCOUNTING
                           FOR ITS RUSSIAN INVESTMENT

Contact: Greg Saunders
         Vice President, Controller
         (415) 477-9703

FOR IMMEDIATE RELEASE

San Francisco, California, January 15, 1996. San Francisco based Transcisco Industries, Inc. (AMEX: TNI) today announced the resumption of "equity accounting" for its 23.5% ownership interest in SFAT, Russia's largest private rail transportation services company.

Started in 1989, SFAT owns and operates 5,500 railroad tank cars and five river tankers used principally to transport petroleum and petrochemicals for export from Russia and other countries of the Commonwealth of Independent States. SFAT is currently owned by the Russian Ministry of Rails (47.1%), the former Russian Ministry of Petrochemicals (29.4%) and Transcisco (23.5%). SFAT performs freight forwarding, customs and other services which provide an integrated transportation solution to meet its customers' petroleum and petrochemical export needs. SFAT also provides tariff collection services for Russia's Ministry of Railways, assembles tank cars for its own fleet and for sale to customers such as the Russian Ministry of Railways and operates its own railcar maintenance, cleaning, blast and paint facilities.

For the year ended December 31, 1994, SFAT reported net income of $8.9 million on revenues of $27.3 million. These results were audited by a major international accounting firm pursuant to International Accounting Standards. For the nine months ended September 30, 1995, SFAT has reported unaudited profits of $20.4 million on revenues of $48 million.

The effect of Transcisco's resumption of equity accounting for its investment in SFAT will be an increase in Transcisco's September 30, 1995 shareholders' equity of approximately $14 million. Transcisco's December 31, 1995 quarter end results, however, may not be materially affected by SFAT's quarterly operating results. AS previously mentioned potential write-down of fixed assets, resulting from early application of the new Financial Accounting Standards Board Statement 121, may offset some or all of that quarter's earnings from SFAT. While no decisions have yet been


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reached, these adjustments may include certain fixed asset writedowns the company is now considering.

In commenting on the changes, Steve Pease, Transcisco's CEO, noted that "After a hiatus of three and a half years, we believe that now is the appropriate time to resume equity accounting for our SFAT investment. We have been assuming an increasingly active role in SFAT, in particular, working closely with SFAT's management on a prospective $40 million financing from the European Bank for Reconstruction and Development. We have also been heavily involved in other steps we believe have contributed to SFAT's progress in recent years. We are pleased to be an active participant in an important Russian company that, by facilitating petroleum exports, plays such an important role in helping Russia generate vitally needed hard currency to supports its economy, and thereby, its transition towards becoming a capitalistic democracy." With respect to the prospective early application of the recently issued Financial Accounting Standards Board Statement 121 on Impaired Assets, Pease commented, "We believe that now is also the appropriate time to review carrying values for certain of our fixed assets. We note that, in the process, any reductions made to fixed asset values is likely to also result in reduced future depreciation expense."

TRANSCISCO INDUSTRIES, INC. based in San Francisco, is a holding company whose primary lines of business include: (1) Nationwide railcar maintenance through TRANSCISCO RAIL SERVICES COMPANY, operating 11 railcar repair and maintenance facilities from Georgia to Montana; (2) Specialty railcar leasing and management services through TRANSCISCO LEASING COMPANY, providing innovative railcar leasing and management services for large utilities and Class 1 railroads; and
(3) Russian rail transportation services through TRANSCISCO TRADING COMPANY, a 23.5% shareholder of SFAT, Russia's leading privately held rail transportation firm. SFAT's 5,500 tank car fleet is used to transport petroleum and petrochemicals for export.